Exhibit 99

[LOGO] ASTEA

For More Information Contact:

Astea International, Inc.
Rick Etskovitz, Chief Financial Officer
215-682-2500
ricke@astea.com

FOR IMMEDIATE RELEASE:

                    Astea Reports First Quarter 2003 Results

Horsham, PA, May 13, 2003--Astea International Inc. (NASDAQ:ATEA), a global provider of Service Smart, Enterprise Proven CRM solutions, today released financial results for its first fiscal quarter of 2003.

For the first quarter ended March 31, 2003, Astea reported revenues of $4.0 million compared to revenues of $4.0 million for the quarter ended March 31, 2002. Net loss for the quarter was $467,000 or $0.03 per share, compared to a net loss of $294,000 or $0.02 per share for the same period in 2002.

Astea attributed its first quarter results to an overall decline in new license revenue caused by customer delays in making purchasing decisions. An increase in sales in Japan, however, and increased service and maintenance revenue were bright spots in the quarter, indicating continued momentum within Astea's target markets as well as strong confidence in the Astea Alliance CRM suite.

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"The momentum we gained in our two previous, profitable quarters is still strong," said Zack Bergreen, chairman and CEO of Astea International. "Despite a still-uncertain economic climate, we believe we remain the preferred vendor for our target markets and will benefit when these companies feel more comfortable making capital expenditures. We are confident of success on the road that lays ahead."

FIRST QUARTER HIGHLIGHTS

o Service and maintenance revenues were $3.0 million for the quarter, an increase of 19% over service and maintenance revenue of $2.5 million for the same period in 2002.

o New license sales in Japan increased by 104% over sales figures for the region in the first quarter of 2002.

o North American sales for the quarter were led by a pilot program for Astea Alliance at Carrier Commercial Services, the sales and service arm of the world's largest HVAC manufacturer. As the project expands to full completion, the deployment would eventually support users in 90 locations throughout North America.

o Astea earned high marks for its ability to execute service-centric CRM implementations in Gartner Group's 2003 Field Service Management Magic Quadrant. According to the report, "Astea International, which focuses on capital equipment manufacturers, produces solid references to attest to its deep industry experience and ability to integrate with enterprise resource planning (ERP) and legacy systems."

o Existing Astea Alliance customers such as AAF McQuay, Enovation Graphic Systems and Diagnostica Stago continued to expand their configurations with additional licensing for more users and functionality enhancements.

Astea will host a conference call that will be broadcast live over the Internet on Wednesday, May 14 at 10:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International Inc. (www.astea.com) is a global supplier of integrated Customer Relationship Management (CRM) solutions that provide service-centric companies with a rapid return on their technology investment. Astea's flagship product, Alliance CRM suite, integrates,

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automates and streamlines sales and service business processes, thereby increasing productivity, competitive advantage, customer focus, top-line revenue growth and profitability. The full module set includes Sales & Marketing, Contact Center, Field Service, Professional Services and Mobile CRM solutions. Extending relationships from the field to the front office, the Company offers over twenty years of domain expertise, linking disparate business organizations and collapsing the time from contract to cash. Astea Alliance solutions manage the entire customer lifecycle from generating leads, to closing sales, to providing world-class support that drives business.

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(C)2003 Astea International Inc. Astea and Astea Alliance CRM are trademarks of
Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.

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Signature

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ASTEA INTERNATIONAL INC.

Date: May 13, 2003                   By: /s/ Zack B. Bergreen
                                         -------------------------------------
                                         Zack B. Bergreen
                                         President and Chief Executive Officer

                                     By: /s/ Fredric Etskovitz
                                         -------------------------------------
                                         Fredric Etskovitz
                                         Chief Financial Officer